Exhibit 2.1

PURCHASE AND SALE AGREEMENT

among

ANTERO RESOURCES PICEANCE LLC
and
ANTERO RESOURCES PIPELINE LLC,
as Seller

and

URSA RESOURCES GROUP II LLC,
as Buyer

dated

November 1, 2012

i

ARTICLE V	BUYER’S REPRESENTATIONS AND WARRANTIES	14

5.1	Organization and Existence	14
5.2	Authority, Approval and Enforceability	14
5.3	No Conflicts	14
5.4	Consents	14
5.5	Bankruptcy	15
5.6	Litigation	15
5.7	Financing	15
5.8	Regulatory	15
5.9	Independent Evaluation	15
5.10	Brokers’ Fees	15
5.11	Accredited Investor	16

ARTICLE VI	CERTAIN AGREEMENTS	16

6.1	Conduct of Business	16
6.2	Successor Operator	17
6.3	Governmental Bonds	17
6.4	Record Retention	17
6.5	Guarantees	17
6.6	Notifications	18
6.7	Amendment of Schedules	18
6.8	Interim Litigation	18
6.9	Non-Negotiation	19
6.10	Right-of-Way Exhibit	19

ARTICLE VII	BUYER’S CONDITIONS TO CLOSING	19

7.1	Representations and Warranties	19
7.2	Performance	19
7.3	No Legal Proceedings	19
7.4	Title Defects and Environmental Defects; Casualty; Preferential Rights	19
7.5	Firm Transportation Agreements	20
7.6	Closing Deliverables	20

ARTICLE VIII	SELLER’S CONDITIONS TO CLOSING	20

8.1	Representations and Warranties	20
8.2	Performance	20
8.3	No Legal Proceedings	20
8.4	Title Defects and Environmental Defects; Casualty; Preferential Rights	20
8.5	Replacement Bonds and Guarantees	21
8.6	Firm Transportation Agreements	21
8.7	Closing Deliverables	21

ARTICLE IX	CLOSING	21

9.1	Date of Closing	21
9.2	Place of Closing	21
9.3	Closing Obligations	21
9.4	Records	22

ARTICLE X	ACCESS/DISCLAIMERS	23

10.1	Access	23
10.2	Confidentiality	24
10.3	Disclaimers	24

ARTICLE XI	TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS	26

11.1	Seller’s Title	26
11.2	Notice of Title Defects; Defect Adjustments	27
11.3	Casualty Loss	32
11.4	Preferential Purchase Rights and Consents to Assign	32

ARTICLE XII	ENVIRONMENTAL MATTERS	34

12.1	Notice of Environmental Defects	34
12.2	NORM, Wastes and Other Substances	36

ARTICLE XIII	ASSUMPTION; INDEMNIFICATION; SURVIVAL	37

13.1	Assumption by Buyer	37
13.2	Indemnities of Antero Piceance and Antero Pipeline	38
13.3	Indemnities of Buyer	38
13.4	Limitation on Liability	38
13.5	Express Negligence	39
13.6	Exclusive Remedy	39
13.7	Indemnification Procedures	40
13.8	Survival	41
13.9	Waiver of Right to Rescission	43
13.10	Insurance, Taxes	43
13.11	Non-Compensatory Damages	43
13.12	Cooperation by Buyer — Retained Litigation and Environmental Matters	44
13.13	Disclaimer of Application of Anti-Indemnity Statutes	44

ARTICLE XIV	TERMINATION, DEFAULT AND REMEDIES	44

14.1	Right of Termination	44
14.2	Effect of Termination; Remedies	45
14.3	Return of Documentation and Confidentiality	46

ARTICLE XV	MISCELLANEOUS	46

15.1	Appendices, Exhibits and Schedules	46
15.2	Expenses and Taxes	46
15.3	Assignment	47
15.4	Preparation of Agreement	47
15.5	Publicity	47
15.6	Notices	47
15.7	Further Cooperation	49
15.8	Filings, Notices and Certain Governmental Approvals	49
15.9	Entire Agreement; Conflicts	49
15.10	Parties in Interest	49
15.11	Amendment	50

15.12	Waiver; Rights Cumulative	50
15.13	Governing Law; Jurisdiction	50
15.14	Severability	51
15.15	Removal of Name	51
15.16	Counterparts	51

LIST OF APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	—	Defined Terms

Exhibit A	—	Lands
Exhibit A-1	—	Leases
Exhibit A-2	—	Wells
Exhibit B-1	—	Form of Omnibus Assignment and Bill of Sale
Exhibit B-2	—	Form of Recordable Assignment and Bill of Sale
Exhibit C	—	Form of Mineral Deed
Exhibit D	—	Excluded Assets
Exhibit E	—	Form of Transition Services Agreement

Schedule 3.8	—	Allocated Values
Schedule 4.4	—	Seller’s Consents
Schedule 4.7	—	Litigation
Schedule 4.8	—	Material Contracts
Schedule 4.9	—	Violation of Laws
Schedule 4.10	—	Preferential Rights
Schedule 4.11	—	Royalties, Etc.
Schedule 4.12	—	Imbalances
Schedule 4.13	—	Current Commitments
Schedule 4.14	—	Environmental
Schedule 4.15	—	Production Taxes
Schedule 4.16	—	Seller’s Broker’s Fees
Schedule 4.17(a)	—	Leases
Schedule 4.17(b)	—	Wells
Schedule 5.4	—	Buyer’s Consents
Schedule 6.1	—	Conduct of Business
Schedule 6.5	—	Guarantees
Schedule 13.1(a)	—	Retained Litigation
Schedule 13.1(b)	—	Retained Environmental Matters
Schedule A-1	—	Permitted Encumbrances

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 1st day of November 2012, and is among Antero Resources Piceance LLC, a Delaware limited liability company (“Antero Piceance”), and Antero Resources Pipeline LLC, a Delaware limited liability Company (“Antero Pipeline” and, together with Antero Piceance, “Seller”), and Ursa Resources Group II LLC, a Delaware limited liability company (“Buyer”).  Seller and Buyer are each a “Party,” and collectively the “Parties.”

RECITALS

WHEREAS, Seller desires to sell and assign, and Buyer desires to purchase and pay for, all of Seller’s right, title and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter), all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1          Defined Terms.  Capitalized terms used herein shall have the meanings set forth in Appendix I, unless the context otherwise requires.

1.2          References and Rules of Construction.  All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached hereto and by this reference incorporated herein for all purposes.

ARTICLE II
PURCHASE AND SALE

2.1          Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for all of Seller’s right, title and interest in and to the assets described in Section 2.1(a) through Section 2.1(i) below (such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a)           Any oil and gas lease, mineral interest, royalty interest, overriding royalty interest, payments out of production, reversionary rights, contractual rights to production or other interests in and to the lands identified in Exhibit A or in the instruments described in Exhibit A-1 (the “Lands”), including the oil and gas Leases described in Exhibit A-1, together with any and all other right, title and interest of Seller in and to the leasehold estates or other rights and interests created thereby subject to the terms, conditions, covenants and obligations set forth in such leases and/or Exhibit A-1 (all such interests, the “Leases”);

(b)           all wells located on any of the Lands, Leases or on any other land with which any Lease has been unitized (such interest of Seller in such wells, including the wells set forth in Exhibit A-2, the “Wells”);

(c)           all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”);

(d)           to the extent that they may be assigned (or to the extent they may be assigned upon payment of a fee or other consideration, and Buyer has paid such fee or other consideration), all Applicable Contracts and all rights thereunder, including each transportation agreement identified on Schedule 4.8 as a Firm Transportation Agreement (the “Firm Transportation Agreements”);

(e)           to the extent that they may be assigned (or to the extent they may be assigned upon payment of a fee or other consideration, and Buyer has paid such fee or other consideration), all permits, licenses (including seismic or geophysical licenses), servitudes, easements and rights-of-way to the extent used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other Assets;

(f)            all equipment, machinery, fixtures and other personal, moveable and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, Wells, Units or other Assets or primarily used in connection therewith, including saltwater disposal wells, pipelines, gathering systems, manifolds, buoys, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, platforms, structures, materials, SCADA system assets, temporary office buildings and the contents thereof, and other items primarily used in the operation thereof (collectively, the “Personal Property”);

(g)           all Imbalances relating to the Assets;

(h)           all of the files, records, information and data, whether written or electronically stored, primarily relating to the Assets in Seller’s or its Affiliates’ possession, including:  (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental (including environmental studies) and production records, (v) facility and well records and (vi) geologic technical data including logs, maps and Seller’s interpretations thereof (collectively, “Records”), but in each case excluding any of the foregoing items (i) through (vi) that are Excluded Assets;

(i)            seismic data which is proprietary to Seller, including any interpretations, analysis and reports related thereto;

(j)            all Hydrocarbons produced from or attributable to the Leases, Lands, Units or Wells after the Effective Time, including all oil, condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline inventories of Seller from the Assets in storage or as linefill as of the Effective Time, and all production, plant and transportation imbalances as of the end of the Effective Time (the economic transfer of which as of the Effective Time will be made by a financial adjustment pursuant to Section 3.3(a) and the physical transfer shall occur on the Closing Date);

(k)           all sums payable to Seller (to the extent not paid under the Final Settlement Statement) or rights to payment arising out of or attributable to the Assets accruing or attributable to any period after the Effective Time and all rights, claims, refunds, causes of action or choses in action relating to the foregoing, in each case unless relating to a Retained Obligation; and

(l)            all rights, insurance claims, unpaid insurance awards, liens (whether choate or inchoate) and any other claims, choses or and causes of action against any Third Party arising, occurring or existing in favor of any Seller Indemnified Party to the extent such rights, claims and causes of action are arising out of or related to the Assumed Obligations (including rights of contribution or natural resources damages under applicable Environmental Laws, and including full power and rights of substitution and subrogation in and to all covenants and warranties (including warranties of title) given or made with respect to the Assets or any part thereof by preceding owners, vendors, or others that do not constitute Third Parties; provided, however, notwithstanding the foregoing, there shall be no assignment of any insurance claims or other rights, claims or causes of action to the extent related to or arising out of the Retained Obligations or insurance claims or proceeds expressly not transferred in connection with any Casualty Losses that are covered under Section 11.3.

2.2          Excluded Assets.  Seller shall reserve and retain all of the Excluded Assets.

2.3          Revenues and Expenses.  Subject to the provisions hereof, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time.  Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Operating Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.  All Operating Expenses attributable to the Assets, in each case that are (a) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or production at or after the Effective Time shall be paid by or allocated to Buyer.  “Operating Expenses” shall mean all operating expenses (including costs of insurance but not including any Taxes) and capital expenditures incurred by Seller or Buyer, as applicable, in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged by Seller or by any Third Party, in each case under the relevant operating agreement or unit agreement, if any, or in the case of Seller operated Wells where there is no operating agreement or unit agreement overhead cost charge, an overhead cost charge equal to $600 per month per producing Well, but excluding Liabilities attributable to (i) personal injury or death, property damage or violation of any Law, (ii) Decommission Obligations, (iii) environmental matters, including obligations to Remediate any contamination of water or Personal Property under applicable Environmental Laws, (iv) obligations with respect to Imbalances, or (v) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense.  After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

ARTICLE III
PURCHASE PRICE

3.1          Purchase Price.  The consideration for the purchase, sale and assignment of the Assets by Seller to Buyer shall be $325,000,000 (the “Purchase Price”), as adjusted in accordance with this Agreement (the “Adjusted Purchase Price”).  The Adjusted Purchase Price, less the Deposit, shall be paid by Buyer to Seller at Closing by means of a completed wire transfer in immediately available funds to the account of Seller (the details of which shall be provided by Seller to Buyer in the Preliminary Settlement Statement).

3.2          Deposit.  Within one day following the execution of this Agreement, Buyer shall deposit by wire transfer in immediately available funds with Escrow Agent the sum of Sixteen Million Two Hundred and Fifty Thousand Dollars ($16,250,000) (such amount together with any interest accrued thereon, the “Deposit”).  If Closing occurs, the Deposit shall be applied towards the Adjusted Purchase Price at Closing in accordance with Section 9.3(e).

3.3          Adjustments to Purchase Price.  The Purchase Price shall be adjusted as follows:

(a)           The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)            an amount equal to the value of all merchantable Hydrocarbons attributable to the Assets in storage or existing in pipelines and/or plants (including inventory) above the bottom of the applicable downstream outlet flange and upstream of the pipeline connection or upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time), less (A) Burdens on such production and (B) any severance tax withheld by or on behalf of Purchaser from the contract or sales price as required by Law;

(ii)           an amount equal to all Operating Expenses and all other costs and expenses paid by Seller that are attributable to the ownership of the Assets during the Interim Period, whether paid before or after the Effective Time, including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the Interim Period, (B) Burdens and (C) rentals and other lease maintenance payments;

(iii)          if Seller is the operator under a joint operating agreement covering any of the Assets, an amount equal to the costs and expenses paid by Seller on behalf of the other joint interest owners that are attributable to the Interim Period;

(iv)          the amount of all Taxes allocated to Buyer in accordance with Section 15.2 but paid or borne by Seller;

(v)           subject to Section 3.10, to the extent that Seller is underproduced as of the Effective Date with respect to the aggregate net Well Imbalances with respect to the Assets, as complete and final settlement of the aggregate net Well Imbalances attributable to the Assets as of the Effective Time, an amount equal to the product of the aggregate net underproduced volumes times (A) $2.75/MMBtu for gaseous Hydrocarbons or (B) $85/Bbl for liquid Hydrocarbons, as applicable;

(vi)          subject to Section 3.10, to the extent that Seller has overdelivered any Hydrocarbons as of the Effective Time as shown with respect to the aggregate net Pipeline Imbalances with respect to the Assets, as complete and final settlement of the aggregate net Pipeline Imbalances attributable to the Assets as of the Effective Time, an amount equal to the product of the aggregate net overdelivered volumes times (A) $2.75/MMBtu for gaseous Hydrocarbons or (B) $85/Bbl for liquid Hydrocarbons, as applicable;

(vii)         to the extent not included as an Operating Expense for which an adjustment was made pursuant to Section 3.3(a)(ii), any insurance premiums paid by or on behalf of Seller with respect to the Interim Period; and

(viii)        any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

(b)           The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)            an amount equal to all proceeds (excluding any sales, excise or similar Taxes that are included in such proceeds and remitted by Seller to the Taxing Authority) actually received by Seller attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced therefrom or allocable thereto during the Interim Period, net of Burdens on such production;

(ii)           if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect, subject to Section 11.2(f) and Section 3.11;

(iii)          if Seller makes the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect subject to Section 3.11;

(iv)          the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(ii), Section 11.4(a)(i), Section 11.4(b)(i), or Section 12.1(b)(ii);

(v)           the amount of all Taxes allocated to Seller in accordance with Section 15.2 but paid or borne by Buyer;

(vi)          subject to Section 3.10, to the extent that as of the Effective Time Seller is overproduced as shown with respect to the aggregate net Well Imbalances with respect to the Assets, as complete and final settlement of the aggregate net Well Imbalances attributable to the Assets as of the Effective Time, an amount equal to the product of the aggregate net overproduced volumes as of the Effective Time times (A) $2.75/MMBtu for gaseous Hydrocarbons or (B) $85/Bbl for liquid Hydrocarbons, as applicable;

(vii)         subject to Section 3.10, to the extent that as of the Effective Time Seller has underdelivered any Hydrocarbons as of the Effective Time as shown with respect to the aggregate net Pipeline Imbalances with respect to the Assets, as complete and final settlement of the aggregate net Pipeline Imbalances attributable to the Assets as of the Effective Time, an amount equal to the product of the aggregate net underdelivered volumes as of the Effective Time (A) $2.75/MMBtu for gaseous Hydrocarbons or (B) $85/Bbl for liquid Hydrocarbons, as applicable;

(viii)        an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date;

(ix)          if Seller is the operator under a joint operating agreement covering any of the Assets, an amount equal to the costs and expenses paid to Seller by Third Party joint interest owners that constitute advance payments for operations with respect to the Assets that are not incurred or conducted prior to the date Seller delivers to Buyer the Final Settlement Statement; and

(x)           any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.

3.4          Adjustment Methodology.  When available, actual figures will be used for the adjustments to the Purchase Price at Closing.  To the extent actual figures are unavailable, estimates will be used subject to final adjustments in accordance with Section 3.7 and Section 3.8.

3.5          Preliminary Settlement Statement.  Not less than six (6) Business Days prior to Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Seller’s estimate of the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s account for the wire transfer of funds as required by Section 3.1 and Section 9.3(e).  Within two (2) Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement.  The Parties shall in good faith attempt to agree on the Preliminary Settlement Statement as soon as possible after Seller’s receipt of Buyer’s written report.  The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be the undisputed amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.5 and any disputed adjustments shall be subject to Section 3.11.

3.6          Final Settlement Statement.  On or before one hundred eighty (180) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”).  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As soon as practicable, and in any event within thirty (30) days, after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Any changes not so specified in the Dispute Notice shall be deemed waived and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration.  If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the Parties (other than with respect to amounts not accounted for therein or settled thereby, which amounts shall be subject to the provisions of Section 3.9).  Notwithstanding any disbursements of the Disputed Adjustment Amount in accordance with Section 3.11 below, any difference in (a) the sum of (i) the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement plus (ii) the amount of all Disputed Adjustment Amounts minus (b) the Final Price shall be paid by the owing Party within ten (10) days of final determination of such owed amounts in accordance herewith to the owed Party.  All amounts paid pursuant to this this Agreement shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

3.7          Disputes.  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within ten (10) Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to the Denver, Colorado office of Ernst & Young LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller.

3.8          Allocation of Purchase Price and Allocated Values.  Buyer and Seller agree that the Purchase Price and any Assumed Obligation or other items treated as consideration for federal income Tax purposes shall be allocated among the Assets in accordance with Section 1060 of the Code as set forth in Schedule 3.8 (the “Allocated Values”).  Each Party shall utilize the Allocated Values, as updated by mutual agreement of the Parties to reflect any adjustment to the Purchase Price pursuant to this Agreement for purposes of all federal, state and local Tax returns and reports, including Internal Revenue Service Form 8594, and neither any Party nor its Affiliates shall take any position on any Tax return that is inconsistent with such Allocated Values, as adjusted, unless such position is mutually agreed by the Parties or required to be taken pursuant to a final determination, as defined in Section 1313 of the Code.  Buyer and Seller agree that such allocation, as adjusted, is reasonable and shall not take any position inconsistent therewith, including in notices to Preferential Purchase Right holders.  Seller and Buyer agree to promptly advise the other regarding the existence of any Tax audit or controversy regarding the correctness of the Allocated Values or any adjustment thereto.

3.9          Post-Closing Adjustments after Final Settlement Statement.  If, during the period from and after the Parties’ agreement upon the Final Settlement Statement up until the second (2nd) anniversary of Closing, (a) any Party receives monies belonging to the other, including proceeds of production, then such amount shall immediately be paid over to the proper Party, (b) any Party pays monies for Operating Expenses which are the obligation of the other Party, then such other Party shall promptly reimburse the Party which paid such Operating Expenses upon receipt of an invoice from such paying Party, (c) a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (d) if an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee.

3.10        Allocation for Imbalances at Closing.  Subject to Section 3.6 and Section 3.7, if, prior to Closing or within one hundred and eighty (180) days following Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.12, in the Preliminary Settlement Statement or the Final Settlement Statement or updated amounts are available for those Imbalances set forth on Schedule 4.12, the Preliminary Settlement Statement or the Final Settlement Statement, then the Purchase Price shall be further adjusted at Closing or thereafter pursuant to Section 3.3(a)(v), Section 3.3(a)(vi), Section 3.3(b)(vi) or Section 3.3(b)(vii), as

applicable, and Schedule 4.12 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted and the applicable Party shall pay the other Party any amounts owed hereunder with respect to such adjustment.

3.11        Disputed Closing Adjustments.  In the event that, as of the Closing Date, Seller and Buyer have not agreed in writing upon one or more adjustments set forth in the Preliminary Settlement Statement, including any adjustments claimed by Buyer pursuant to and in accordance with the requirements of Article XI and Article XII (or upon the existence of any Title Defect, Environmental Defect, Title Defect Amount or Remediation Amount) any such claim (“Disputed Closing Adjustments”) shall be subject to Section 3.7, Section 11.2(k) and Section 12.1(e) and except as provided in Section 7.4 and Section 8.4, shall not prevent or delay Closing; provided, however, in the event that Buyer would be entitled to a reduction in the Purchase Price under Section 3.3 in the event all Disputed Closing Adjustments were determined in favor of Buyer (and not taking into account any disputed offsets that Seller may be entitled to with respect to any Title Benefits but taking into account the Aggregate Deductible), then at Closing, subject to Section 7.4 and Section 8.4, Buyer shall deposit into the Escrow Account an amount equal to the aggregate amount of such asserted adjustments (“Disputed Adjustment Amount”).  After the final and binding written decision of the Accounting Arbitrator, the Title Arbitrator and the Environmental Arbitrator, in accordance with Section 3.7, Section 11.2(k) and Section 12.1(e), as applicable, of all such disputes, Seller and Buyer shall execute joint written instructions instructing the Escrow Agent to disburse from the Escrow Account (i) first, to Buyer an amount equal to all or such portion of the Disputed Adjustment Amount that the Accounting Arbitrator, the Title Arbitrator and the Environmental Arbitrator determine that Buyer is entitled, if any, plus all interest accrued thereon and (ii) second, as directed by Seller an amount equal to the remainder, if any, of the Disputed Adjustment Amount plus all interest accrued thereon.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following as of the date of this Agreement and as of the Closing Date:

4.1          Organization, Existence and Qualification.  Each of Antero Piceance and Antero Pipeline is a limited liability company duly formed and validly existing under the Laws of the State of Delaware.  Each of Antero Piceance and Antero Pipeline has all requisite limited liability company power and authority to own and operate its property (including, its interests in the Assets) and to carry on its business as now conducted.  Each of Antero Piceance and Antero Pipeline is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2          Authority, Approval and Enforceability.  Each of Antero Piceance and Antero Pipeline has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Antero Piceance or Antero Pipeline, as applicable, of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Antero Piceance or Antero Pipeline, as applicable.  This

Agreement is, and the Transaction Documents to which Antero Piceance or Antero Pipeline, as applicable, is a party when executed and delivered by Antero Piceance or Antero Pipeline, as applicable, will be, the valid and binding obligations of Antero Piceance or Antero Pipeline, as applicable, and enforceable against Antero Piceance or Antero Pipeline, as applicable, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3          No Conflicts.  Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Antero Piceance or Antero Pipeline, as applicable, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or Material Contract or (c) violate any Law applicable to Antero Piceance or Antero Pipeline, as applicable, or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

4.4          Consents.  Except (a) as set forth in Schedule 4.4, (b) for Customary Post-Closing Consents, (c) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee and (d) for Preferential Purchase Rights, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (each, a “Consent”).

4.5          Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller or the Assets.

4.6          Foreign Person.  Neither Antero Piceance nor Antero Pipeline is a “foreign person” within the meaning of Section 1445 of the Code.

4.7          Litigation.  Except as set forth in Schedule 4.7 and except as would not have a Material Adverse Effect, as of the date of this Agreement there is no suit, action or litigation by any Third Party before any Governmental Authority, and no legal, administrative or arbitration proceeding, (in each case) pending or, to Seller’s Knowledge, threatened in writing against Seller or the Assets.

4.8          Material Contracts.

(a)           Schedule 4.8 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)            any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller (or Buyer as its successor) of more than $250,000 during 2012 or 2013 (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)           any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller (or Buyer as its successor) of more than $250,000 during 2012 or 2013 (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)          any Hydrocarbon purchase and sale, marketing, gathering, transportation, processing or similar Applicable Contract that is not terminable without penalty upon sixty (60) days or less notice;

(iv)          any indenture, mortgage, loan, credit or similar Applicable Contract burdening the Assets that will not be satisfied and/or released as a burden on the Assets at or prior to Closing;

(v)           any Applicable Contract that constitutes a lease of any Asset which (A) cannot be terminated by Seller without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $100,000;

(vi)          any area of mutual interest agreement, farm-out agreement, participation agreement, partnership, joint venture and/or exploration agreement, development agreement, joint operating agreement, unit agreement, or similar Applicable Contract;

(vii)         any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing; and

(viii)        any Applicable Contract containing take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements established in the Leases or reflected on Exhibit A-1 or Exhibit A-2), to deliver oil or gas, or proceeds from the sale thereof, attributable to Seller’s interest in the Assets at some future time without receiving payment therefor at or after the time of delivery.

(b)           Except as set forth in Schedule 4.8 and except for such matters that would not have a Material Adverse Effect, there exists no default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any default under any such Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract.  Prior to the execution of this Agreement, Seller has made available to Buyer copies of each Material Contract and all amendments thereto.

4.9          No Violation of Laws.  Except as set forth in Schedule 4.9 and except where such violations would not have a Material Adverse Effect, as of the date of this Agreement, Seller is not in violation of or non-compliance with any applicable Laws with respect to its ownership or operation of the Assets.  This Section 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.14.

4.10        Preferential Rights.  Except as set forth in Schedule 4.10, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.11        Royalties, Etc.  Except as would not have a Material Adverse Effect and except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(viii), all Burdens with respect to the Assets have been paid, or if not paid, are being contested in good faith in the normal course of business. Schedule 4.11 sets forth all Burdens with respect to the Assets that are being contested and all items that are being held in suspense as of the Effective Date.

4.12        Imbalances.  To Seller’s Knowledge, Schedule 4.12 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.13        Current Commitments.  Schedule 4.13 sets forth, as of the date of this Agreement, all authorities for expenditures (“AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

4.14        Environmental.

Except as set forth in Schedule 4.14:

(a)           To Seller’s Knowledge, the ownership and operation of the Assets have been conducted in compliance in all material respects with all applicable Environmental Laws;

(b)           To Seller’s Knowledge, Seller possesses and is in compliance with all permits required under any Environmental Law for the operation of the Assets and all such permits are in full force and effect;

(c)           With respect to the Assets, Seller has not entered into, and is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority that are in existence as of the date of this Agreement, are based on any Environmental Laws, that relate to the future use of any of the Assets and that require any change in the present conditions of any of the Assets;

(d)           As of the date of this Agreement, Seller has not received written notice from any Person of any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets that:  (i) interferes with or prevents compliance by Seller with any Environmental Law or the terms of any license or permit issued pursuant thereto; or (ii) gives rise to or results in any common Law or other liability of Seller to any Person, which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect;

(e)           To Seller’s Knowledge, Seller has not received any notice of violation or non-compliance with any Environmental Laws by any Governmental Authority relating to the Seller or the Assets; and

(f)            As of the date of this Agreement there is no suit, action or litigation by any Third Party before any Governmental Authority, and no legal, administrative or arbitration proceeding, (in each case) pending or, to Seller’s Knowledge, threatened in writing against Seller or the Assets under any Environmental Law or relating to Hazardous Substances.

4.15        Taxes.  Except as set forth in Schedule 4.15, with respect to the Assets, (a) Seller has timely filed with the appropriate Taxing Authority all Tax Returns required to be filed by or on behalf of Seller with respect to Asset Taxes in all jurisdictions in which such Tax Returns are required to be filed, (b) such Tax Returns are true and correct in all material respects, (c) all Asset Taxes due as shown by such Tax Returns or otherwise have been timely paid when due and are not in arrears, other than Asset Taxes which are being contested in good faith, (d) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes and no request for such waiver or extension are pending, (e) there are no claims, actions, suits, Taxing Authority proceedings or audits asserted or now in progress against Seller with respect to Asset Taxes or Tax Returns with respect to Asset Taxes, or to the Knowledge of Seller, pending with respect to Asset Taxes or Tax Returns with respect to Asset Taxes, (f) no claim has ever been made by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns with respect to Asset Taxes that Seller is or may be subject to Asset Taxes in such jurisdiction, and (g) there are no Encumbrances for Taxes on any of the Assets except for Encumbrances for Taxes not yet due or being contested in good faith.  No Asset is subject to a Tax Partnership that does not have a valid election in effect under Code section 754.

4.16        Brokers’ Fees.  Except as set forth in Schedule 4.16, Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

4.17        Leases and Wells.  Schedule 4.17(a) contains a true, correct, and complete list of all Leases which (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities, or any other means other than production in paying quantities, or (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of Seller (other than continued production in paying quantities) on or before February 28, 2013. To Seller’s Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Leases, contracts and pooling or Unit agreements.  To Seller’s Knowledge, there are not any Wells or other equipment located on the Assets that (a) Seller is currently obligated by any Laws or contract to currently plug, dismantle and/or abandon; or (b) have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with Laws.  Seller has not elected not to participate in any operation or activity proposed with respect to the Assets which could result in any of Seller’s interest in any Assets becoming subject to a reduction, penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest columns set forth in Exhibit A-1 or Exhibit A-2.  To Seller’s Knowledge as of the date hereof, Schedule 4.17(b) sets forth the payout balances as of June 30, 2012 for each Well subject to payout.

4.18        No Known Liabilities.  Except for those Liabilities for which Buyer will have no responsibility pursuant to the terms and conditions of this Agreement, to Seller’s Knowledge, Seller has no Liabilities from, based upon, related to or associated with the ownership and operation of the Assets prior to the date of this Agreement that would be required to be included in the balance sheet of Seller prepared in accordance with GAAP consistent with past practices, except for Operating Expenses and except for Liabilities otherwise described in the Schedules to this Agreement, as the same may be amended in accordance herewith.

4.19        Guarantees.  Schedule 6.5 is a complete and accurate list of all bonds, letters of credit and guarantees posted or entered into by Seller in connection with the ownership or operation of the Assets.

ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:

5.1          Organization and Existence.  Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate its property and to carry on its business as now conducted.

5.2          Authority, Approval and Enforceability.  Buyer has full power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer.  This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3          No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default under or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.4          Consents.  Except as set forth on Schedule 5.4, the execution, delivery and performance of this Agreement by Buyer will not be subject to any consent, approval or waiver from any Governmental Authority or other Third Party other than consents and approvals from

Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

5.5          Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliate of Buyer.

5.6          Litigation.  There is no suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceeding, (in each case) pending, or to Buyer’s Knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.7          Financing.  Buyer has, and Buyer shall have as of the Closing Date, sufficient cash in immediately available funds with which to pay the Adjusted Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.

5.8          Regulatory.  Except as otherwise contemplated under the Transition Services Agreement delivered at Closing under Section 9.3(l), as of the Closing Date, Buyer will be qualified per applicable Law to own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator.  Except as otherwise contemplated under the Transition Services Agreement delivered at Closing under Section 9.3(l), to the extent required by any applicable Laws, Buyer will, as of the Closing Date, have all lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and, as applicable, operation of the Leases and will have filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.

5.9          Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) has relied or shall rely solely on the representations, warranties and covenants set forth herein and in the other Transaction Documents and its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (b) has satisfied or shall satisfy itself through the representations, warranties and covenants set forth herein and in the other Transaction Documents and its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.

5.10        Brokers’ Fees.  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any of Seller’s Affiliates shall have any responsibility.

5.11        Accredited Investor.  Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE VI
CERTAIN AGREEMENTS

6.1          Conduct of Business.

(a)           Except (w) as set forth in Schedule 6.1, (x) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, (y) for actions taken in connection with emergency situations and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall from and after the date hereof until Closing:

(i)            operate the Assets in the usual, regular and ordinary manner consistent with past practice and all Applicable Contracts; and

(ii)           maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of each such Person.

(b)           Except (x) as set forth in Schedule 6.1, (y) for the operations covered by the AFEs and other capital commitments described in Schedule 4.13, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until Closing:

(i)            not enter into any Contract that, if entered into on or prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any Material Contract;

(ii)           not transfer, sell, mortgage, pledge or dispose of any of the Assets other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;

(iii)          not elect to go non-consent as to any proposed operation on any of the Leases or Wells; provided that, should Seller wish to do so and Buyer fails to give its consent to such election, Seller may elect to go non-consent to such operation and any change in Seller’s Net Revenue Interest or Working Interest as a result of such election shall automatically be deemed a Title Defect without any further action on the part of Buyer and subject to the other provisions of the Agreement; and

(iv)          not commit to do any of the foregoing.

(c)           Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliate of Seller shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.

6.2          Successor Operator.  While Buyer acknowledges that it desires to succeed Seller as operator of those Assets or portions thereof that Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.  Seller agrees, however, that as to the Assets it operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate and/or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3          Governmental Bonds.  Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (a) for Buyer’s ownership of the Assets and (b) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with respect to the Assets.  In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

6.4          Record Retention.  Buyer shall and shall cause its successors and assigns to, for a period of five (5) years following Closing (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense.  At the end of such five (5) year period and prior to destroying any of the Records, Buyer shall notify Seller in advance of such destruction and provide Seller an opportunity to copy such Records at Seller’s sole cost and expense.

6.5          Guarantees.  Buyer shall cooperate with Seller in order to cause Seller and its Affiliates to be released, as of the Closing Date, from all guarantees and credit support, including any performance bonds previously put in place by Seller, set forth in Schedule 6.5 (the “Guarantees”).  Without limiting the foregoing, if required by the counterparty to any Guarantee, Buyer shall provide, effective as of the Closing Date, substitute arrangements of Buyer or its Affiliates covering all periods covered by the Guarantees, such substitute arrangements to be equivalent or better in terms of type of security and creditworthiness of the party providing the security as compared to the Guarantees.  In the event that any counterparty to any such Guarantee does not release Seller and its Affiliates, then, from and after Closing, Buyer shall indemnify Seller or its relevant Affiliate against all amounts incurred by Seller or its relevant Affiliate under such Guarantee (and all costs incurred in connection with such Guarantee) if applicable to Assets acquired by Buyer.  Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Seller or any Affiliate of Seller pursuant to the Guarantees must be returned to Seller, and shall be deemed an Excluded Asset.

6.6          Notifications.  Buyer will notify Seller promptly after any officer of Buyer obtains Knowledge that any representation or warranty of Buyer contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.  Seller will notify Buyer promptly after any officer of Seller obtains Knowledge that any representation or warranty of Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.  A Party shall have no notification obligation to the other Party for a breach of which such other Party has Knowledge.

6.7          Amendment of Schedules.  Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the continuing right and obligation until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof or thereafter, would have been required to be set forth or described in such Schedules.  For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII and Article VIII, as applicable, have been fulfilled, except for updates made to Schedule 4.8 to reflect permitted actions taken in accordance with Section 6.1 (“Section 4.8 Updates”), the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters (except for Section 4.8 Updates) disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be subject to the provisions of Section 13.8(c).  Section 4.8 Updates shall be effective as qualifications to Section 4.8 for all purposes under this Agreement including Article VII and Section 13.2.

6.8          Interim Litigation.  In the event that after the date hereof but prior to Closing any suit, action or litigation by any Third Party before any Governmental Authority, and any legal, administrative or arbitration proceeding, (in each case) is filed, initiated or, to the Knowledge of Seller or Buyer, threatened in writing against Seller or the Assets (any such suit, action, litigation or proceeding, “Interim Litigation”), then Seller shall have the obligation, and Buyer shall have the right, on or prior to Closing to provide notice to the other Party of such Interim Litigation.  Seller shall have the option, in its sole discretion, to elect in writing delivered to Buyer prior to Closing to either (a) amend Schedule 4.7 and Schedule 13.1(a) to add any Interim Litigation (in which case such Interim Litigation added to Schedule 13.1(a) shall constitute Retained Obligations for all purposes hereunder) or (b) give Buyer the option to either terminate this Agreement or proceed to Closing.  The failure of Seller to deliver a written election under this Section 6.8 shall be deemed to be an election by Seller to exercise the option set forth in Section 6.8(a) above.  If Seller elects the option set forth in Section 6.8(b), then Buyer may elect to terminate this Agreement in accordance with Section 14.1(f), provided, however, if Buyer fails to elect to terminate this Agreement and proceeds to Closing, then from and after Closing all Interim Litigation that Seller has not elected or been deemed to have elected under Section 6.8(a) above to constitute Retained Obligations shall be deemed to constitute Assumed Obligations and Buyer shall have no rights or claims against Seller under Article 14 with respect to all such Interim Litigation deemed to constitute Assumed Obligations.

6.9          Non-Negotiation.  During the Interim Period, Seller shall not, and Seller shall cause its Affiliates and each of Seller’s and Seller’s Affiliates respective directors, officers, employees, representatives, advisors, brokers or agents not to, directly or indirectly, (i) actively market any material amount of the Assets to any Person other than a Person Seller is currently in discussions with (an “Acquisition Transaction”), (ii) solicit or initiate negotiations or submissions of proposals or offers in respect to any Acquisition Transaction, or (iii) permit any Person (other than Buyer) to conduct any on-site diligence in Seller’s offices.

6.10        Right-of-Way Exhibit.  Within fourteen (14) days following execution of this Agreement, Seller shall deliver to Buyer the exhibit to the Assignment which lists all of the Assets described in Section 2.1(e) that constitute real property interests or fixtures that are held of record or issued or filed of record with any Governmental Authority.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to Closing of each of the following conditions:

7.1          Representations and Warranties.  The representations and warranties of Seller set forth in Article IV shall be true and correct in all respects on and as of the Closing Date (disregarding and without giving effect to any materiality or Material Adverse Effect qualifiers contained therein), with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect.

7.2          Performance.  Seller shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing.

7.3          No Legal Proceedings.  No suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

7.4          Title Defects and Environmental Defects; Casualty; Preferential Rights.  In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(h) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(i) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing, plus (c) the amount of all uninsured Casualty Loss, plus (d) the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 11.4(a)(i) and Section 11.4(b)(i), shall be less than fifteen percent (15%) of the Purchase Price.

7.5          Firm Transportation Agreements.  Seller shall have obtained all consents to assign the Firm Transportation Agreements to Buyer.

7.6          Closing Deliverables.  Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 9.3.

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to Closing of each of the following conditions:

8.1          Representations and Warranties.  The representations and warranties of Buyer set forth in Article V shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for all such breaches, if any, of such representations and warranties that individually or in the aggregate would not have a material adverse effect on the ability of Buyer to consummate the transaction contemplated by this Agreement and perform its obligations hereunder.

8.2          Performance.  Buyer shall have performed or complied in all material respects with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.

8.3          No Legal Proceedings.  No suit, action, litigation or other proceeding by any Third Party shall be pending before any Governmental Authority seeking to restrain, prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.

8.4          Title Defects and Environmental Defects; Casualty; Preferential Rights.  In each case subject to the Individual Title Defect Threshold, the Individual Environmental Threshold and the Aggregate Deductible, as applicable, the sum of (a) all Title Defect Amounts determined under Section 11.2(h) prior to Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(i) prior to Closing, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to Closing, plus (c) the amount of all uninsured Casualty Loss, plus (d) the Allocated Value of any Assets excluded from the transactions contemplated hereby pursuant to Section 11.4(a)(i) or Section 11.4(b)(i), shall be less than fifteen percent (15%) of the Purchase Price.

8.5          Replacement Bonds and Guarantees.  Buyer shall have obtained in the name of Buyer, replacements or releases for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees identified on Schedule 6.5.

8.6          Firm Transportation Agreements.  Seller shall have obtained all consents to assign to Buyer the Firm Transportation Agreements.

8.7          Closing Deliverables.  Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 9.3.

ARTICLE IX
CLOSING

9.1          Date of Closing.  Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before December 21, 2012, or if all conditions to Closing in Article VII and Article VIII have not yet been satisfied or waived by that date, then three (3) Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing.  The date Closing actually occurs shall be the “Closing Date.”

9.2          Place of Closing.  Closing shall be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, or such other place as mutually agreed upon by the Parties.

9.3          Closing Obligations.  At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller and Buyer shall execute, acknowledge and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b)           Seller and Buyer shall execute and deliver assignments, on appropriate forms, of federal Leases and state Leases included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c)           Seller shall execute and deliver to Buyer a Mineral Deed in the form attached hereto as Exhibit C assigning the fee interests described in Exhibit A from Seller to Buyer.

(d)           Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.

(e)           Buyer shall deliver to Seller, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, the remainder of (i) Adjusted Purchase Price minus (ii) the Deposit minus (iii) the amount of Disputed Adjustments Amount, if any, that exceeds the Deposit.

(f)            Seller shall deliver, on forms supplied by Buyer and reasonably acceptable to Seller, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(g)           Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of Section 144 of the Code.

(h)           To the extent required under any applicable Law or Governmental Authority for any federal or state Lease, Buyer shall deliver designation of operator forms designating the current operator as operator of those Leases that such Person currently operates.

(i)            An authorized officer of Seller shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.

(j)            An authorized officer of Buyer shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(k)           Seller shall deliver executed releases of any and all liens, mortgages and other Encumbrances on the Assets incurred by Seller or its Affiliates in connection with borrowed monies or payment obligations incurred by Seller or its Affiliates that are liquidated in amount and due and payable on or before the Closing Date, other than Permitted Encumbrances.

(l)            Seller and Buyer shall execute and deliver a Transition Services Agreement in the form attached hereto as Exhibit E.

(m)          The Parties shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds to the account(s) designated in writing by Seller an amount equal to the positive remainder, if any, of (a) the Deposit minus (ii) the amount of Disputed Adjustments Amount.

(n)           Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

9.4          Records.  In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, no later than thirty (30) Business Days after the Closing Date, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.

ARTICLE X
ACCESS/DISCLAIMERS

10.1        Access.

(a)           From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, consultants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Seller’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

(b)           Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets; provided that, any sampling or invasive activity by Buyer or Buyer’s Representatives shall require the prior written consent of Seller, not to be unreasonably withheld.  Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets.  Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I environmental property assessments) with respect to, any Assets where Seller does not have the authority to grant access for such due diligence; provided, however, Seller covenants and agrees to use commercially reasonable efforts to obtain such access for Buyer.  For purposes of this Agreement, commercially reasonable efforts of Seller shall not require the payment of any money or agreeing to any other liability, obligation or financial accommodation.

(c)           Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators.  Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets.  Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND ANY LIABILITY FROM OR ASSOCIATED WITH THE DISCOVERY OF PRE-

EXISTING ENVIRONMENTAL CONDITION OF THE ASSETS (IT BEING UNDERSTOOD THAT ALL SUCH DISCOVERED LIABILITIES SHALL BE SUBJECT TO THE PROVISIONS OF ARTICLE 12).

(d)           Buyer agrees to promptly provide Seller, but in no event less than five (5) days after receipt or creation, copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to the Assets.  Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e)           Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates (i) close all bore holes from its Phase I environmental property assessment and any approved work with respect to a Phase II environmental property assessment in accordance with recognized industry standards, (ii) repair all damage done to the Assets in connection with Buyer’s due diligence, (iii) restore the Assets to the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and (iv) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence.  Any disturbance to the Assets (including, the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(f)            During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller.  Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for ten (10) days’ prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage.  Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.

10.2        Confidentiality.  Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer will become privy to confidential and other information of Seller or its Affiliates and Buyer shall ensure that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement.  If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).

10.3        Disclaimers.

(a)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV, IN THE STATEMENT DELIVERED BY SELLER UNDER SECTION 9.3(g) AND THE CERTIFICATE DELIVERED BY SELLER UNDER SECTION 9.3(i) AND EXCEPT FOR SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND IN THE MINERAL DEED, (I) SELLER MAKES NO

REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)           EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, IN THE STATEMENT DELIVERED BY SELLER UNDER SECTION 9.3(g) AND IN THE CERTIFICATE DELIVERED BY SELLER UNDER SECTION 9.3(i) AND EXCEPT FOR SELLER’S SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND IN THE MINERAL DEED, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, , THE STATEMENT DELIVERED BY SELLER UNDER SECTION 9.3(g), IN THE CERTIFICATE DELIVERED BY SELLER UNDER SECTION 9.3(i) OR IN THE ASSIGNMENT OR IN THE MINERAL DEED, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING

THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)           OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.14,  OR IN THE CERTIFICATE DELIVERED BY SELLER UNDER SECTION 9.3(i), SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, SUBJECT TO BUYER’S LIMITED RIGHTS AS SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 4.14 OR IN THE CERTIFICATE DELIVERED BY SELLER UNDER SECTION 9.3(i),  BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)           SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1        Seller’s Title.

(a)           General Disclaimer of Title Warranties and Representations.  Except for the special warranty of title in the Assignment and in the Mineral Deed and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranty of title set forth in the Assignment and in the Mineral Deed.

(b)           Special Warranty of Title.  If Closing occurs, then effective as of the Closing Date, until the expiration of the Survival Period, Seller shall warrant in the Assignment and in the Mineral Deed Defensible Title to the Assets unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller or its Affiliates, but not otherwise, subject, however, to the Permitted Encumbrances.

(c)           Recovery on Special Warranty

(i)            Buyer’s Assertion of Title Warranty Breaches.  Buyer shall furnish Seller a Title Defect Notice meeting the requirements of Section 11.2(a) setting forth any matters which Buyer intends to assert as a breach of Seller’s special warranty of title set forth in the Assignment and in the Mineral Deed.  For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of Seller’s special warranty that Buyer fails to assert by a Title Defect Notice given to Seller on or before the expiration of the Survival Period.  Seller shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Buyer pursuant to this Section 11.1(c)(i) to the extent permitted and in accordance with Section 11.2(c).

(ii)           Limitations on Special Warranty.  For purposes of Seller’s special warranty of title, the value of the applicable Assets shall be deemed to be the Allocated Value thereof, as adjusted herein.  Recovery on Seller’s special warranty of title shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the Title Defect giving rise to such breach of Seller’s special warranty of title as a Title Defect prior to Closing pursuant to Section 11.2, in each case without taking into account or giving effect to the Individual Title Defect Threshold or the Aggregate Deductible.

11.2        Notice of Title Defects; Defect Adjustments.

(a)           Title Defect Notices.  Buyer must deliver at least ten (10) days before Closing (the “Defect Claim Date”) claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2(a).  For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and Seller shall have no liability for, any claim of Title Defect pursuant to this Section 11.2 which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Seller on or before the Defect Claim Date; provided, however, that, for purposes of Seller’s special warranty to title set forth in the Assignment and in the Mineral Deed, such waiver shall not apply.  To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Asset, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) if available, supporting documents reasonably necessary for Seller to verify the existence of such alleged Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect.  To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Defect Claim Date.  Buyer shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Defect Claim Date.

(b)           Title Benefit Notices.  Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), (ii) the Allocated Value of each Title Defect Property, (iii) if available, supporting documents reasonably necessary for Buyer to verify the existence of such alleged Title Benefit, and (iv) the amount by which Seller reasonably believes the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit.  Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Defect Claim Date.

(c)           Seller’s Right to Cure.  Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the expiration of one hundred and eighty (180) days following Closing (the “Cure Period”), any Title Defects of which it has been advised by Buyer.  During the period of time from Closing to the expiration of the Cure Period, Buyer hereby agrees to afford Seller and its officers, employees, agents and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession in order that Seller may attempt to cure any such Title Defects.

(d)           Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured prior to Closing, Seller shall, at its sole option, elect to:

(i)            subject to the Individual Title Defect Threshold and the Aggregate Deductible, reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 11.2(h) or Section 11.2(k);

(ii)           retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or

(iii)          if applicable, terminate this Agreement pursuant to Section 14.1(c).

(e)           Post-Closing Payments/Adjustments.

(i)            In the event that an adjustment for a Title Defect Amount is made to the Purchase Price and Seller thereafter cures, during the Cure Period, the Title Defect(s) for which such adjustment was made, then (A) if such cure is obtained prior to the Parties’ payment of any amount due under the Final Settlement Statement, the Final Price reflected in the Final Settlement Statement shall be adjusted upward by the amount by which the Purchase Price was adjusted on account of such Title Defect(s) at Closing, and (B) if such cure is obtained after the

Parties’ payment of any amount due under the Final Settlement Statement, Buyer shall promptly, but in any event within ten (10) Business Days after such Title Defect(s) has been cured and Buyer has received written notice from Seller thereof, together with supporting documentation reasonably necessary for Buyer to verify such cure of such Title Defect(s), pay to Seller the amount by which the Purchase Price was adjusted on account of such Title Defect(s).

(ii)           In the event Seller retained the entirety of a Title Defect Property pursuant to Section 11.2(d)(ii) at Closing and Seller thereafter cures, during the Cure Period, the Title Defect(s) affecting such Title Defect Property, Seller shall deliver Buyer written notice thereof, together with supporting documentation reasonably necessary for Buyer to verify such cure of such Title Defect(s).  If such Title Defect(s) have been cured, then (a) if such cure is obtained prior to the Parties’ payment of any amount due under the Final Settlement Statement, the Final Price reflected in the Final Settlement Statement shall be adjusted upward by the Allocated Value of such Title Defect Property and any associated Assets, (b) if such cure is obtained after the Parties’ payment of any amount due under the Final Settlement Statement, Buyer shall pay to Seller the Allocated Value of the Title Defect Property, and (c) simultaneously with the payment of any amounts due pursuant to the Final Settlement Statement or receipt of any such payment from Buyer, Seller shall convey the Title Defect Property to Buyer pursuant to an assignment and bill of sale substantially in the form attached to this Agreement as Exhibit B.

(f)            Remedies for Title Benefits.  With respect to each Title Benefit Property reported under Section 11.2(b), as Seller’s sole remedy for any Title Benefits, any Title Defect Amounts shall be reduced by an amount (the “Title Benefit Amount”) equal to the aggregate of any increases in Allocated Value for all Title Benefit Properties caused by a Title Benefit, as determined pursuant to Section 11.2(i) or Section 11.2(k).  In no event shall the Purchase Price be increased due to any Title Benefit.

(g)           Exclusive Remedy.  Except for Buyer’s rights under Seller’s special warranty of title in the Assignment and the Mineral Deed delivered under Section 9.3 and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) and Section 11.2(e) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset or any other title matter.

(h)           Title Defect Amount.  The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i)            if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)          if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-1 or Exhibit A-2, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit A-1 or Exhibit A-2, as applicable;

(iv)          If the Title Defect represents a discrepancy between (a) Seller’s Net Mineral Acres set forth on Exhibit A-1 for any Title Defect Property not included or associated with a Well, the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Mineral Acre decrease attributable to such Title Defect and the denominator of which is the Net Mineral Acres set forth for such Title Defect Property in Exhibit A-1.

(v)           if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(vi)          the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)         notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(i)            Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)           if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-1 or Exhibit A-2, as applicable, without a corresponding increase in the Working Interest set forth on Exhibit A-1 or Exhibit A-2, as applicable, with regard to such Title Benefit Property, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit A-1 or Exhibit A-2, as applicable; and

(iii)          if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of such Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(j)            Title Deductibles.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller or Buyer for any individual Title Defect or Title Benefit for which the Title Defect Amount or Title Benefit Amount does not exceed $50,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller or Buyer for any Title Defect or Title Benefit that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate of all Title Defect Amounts that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Seller), net of all Title Benefit Amounts that exceed the Individual Title Defect Threshold, plus (2) the aggregate of all Remediation Amounts that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller) exceeds (B) the Aggregate Deductible, after which point Seller and Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the aggregate amount of such Title Defect Amounts (net of such Title Benefits) and such Remediation Amounts in excess of the Aggregate Deductible.  For the avoidance of doubt, if Seller retains any Title Defect Property pursuant to Section 11.2(d)(ii), the Title Defect Amount related to such Title Defect Property will not be counted towards the Aggregate Deductible.  Additionally, notwithstanding the foregoing, the Individual Title Defect Threshold and the Aggregate Deductible shall not apply to any Title Defect which constitutes an Encumbrance or other charge upon an Asset (including mechanic’s, materialmen’s or other inchoate liens) incurred by Seller or its Affiliates which is liquidated in amount.

(k)           Title Dispute Resolution.  Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing.  If Seller and Buyer are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 11.2(k).  There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the end of the Cure Period, and absent such agreement, by the Denver, Colorado office of the American Arbitration Association (the “Title Arbitrator”).  The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.2(k).  The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(h) and Section 11.2(i) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable

Title Defect Notice or award Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amount and/or Title Benefit Amount submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator.  To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then the amounts awarded by the Title Arbitrator shall be disbursed in accordance with Section 3.11.  Nothing herein shall operate to cause Closing to be delayed on account of any disputed Title Defect, Title Benefit or arbitration conducted pursuant to this Section 11.2(k) and, to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall be adjusted therefor at Closing in accordance with Section 3.11 and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 11.2.

11.3        Casualty Loss.

(a)           Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.

(b)           If, after the date of this Agreement but prior to the Closing Date, and subject to Section 7.4 and Section 8.4, any portion of the Assets is destroyed by fire or other casualty (each, a “Casualty Loss”), then this Agreement shall remain in full force and effect notwithstanding any such Casualty Loss, and, upon agreement of the Parties, (i) at the Closing, the Purchase Price shall not be adjusted by reason of such Casualty Loss, and Seller shall assign, transfer and set over unto Buyer the Assets affected by such Casualty Loss and any insurance proceeds, awards or other payments arising out of such Casualty Loss (“Casualty Proceeds”) received by Seller and all of the right, title and interest of Seller in and to any unpaid insurance proceeds, awards or other payments arising out of such Casualty Loss, (ii) at the Closing, the Purchase Price shall be adjusted downward by the amount of the Casualty Loss and Seller shall retain any Casualty Proceeds arising out of such Casualty Loss, or (iii) Seller will retain the Assets affected by such Casualty Loss and such Assets shall be the subject of an adjustment to the Purchase Price in the same manner set forth in Section 11.2(d)(ii).  If the Parties, after good faith negotiations, cannot agree to the foregoing, then clause (ii) of the immediately preceding sentence shall apply.

11.4        Preferential Purchase Rights and Consents to Assign.

(a)           With respect to each Preferential Purchase Right, including those set forth in Schedule 4.10, Seller, prior to Closing, shall send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right.

(i)            If, prior to Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired, then the Asset subject to such Preferential Purchase Right shall be excluded from the Assets to be assigned to Buyer at Closing (but only to the extent of the portion of such Asset affected by the Preferential Purchase Right), and the Purchase Price shall be reduced by the Allocated Value of the Asset (or portion thereof) so excluded.  Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Purchase Right prior to Closing.  If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset (or portion thereof) covered by such Preferential Purchase Right on or before sixty (60) days following the Closing Date, or the time for exercising such Preferential Purchase Right expires without exercise by the holder thereof (A) Seller shall so notify Buyer and (B) Buyer shall purchase, on or before ten (10) days following receipt of such notice, such Asset (or portion thereof) that was so excluded from Seller, under the terms of this Agreement and for a price equal to the amount by which the Purchase Price was reduced at Closing with respect to such excluded Asset (or portion thereof), subject to any adjustments as a result of any Title Defect asserted by Buyer in accordance with Section 11.2.

(ii)           All Assets for which any applicable Preferential Purchase Right has been waived, or as to which the period to exercise the applicable Preferential Purchase Right has expired, in each case, prior to Closing, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.

(b)           With respect to each Consent, including those set forth in Schedule 4.4, Seller, prior to Closing, shall send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby.

(i)            If (A) Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing and the failure to obtain such Consent would cause (1) the assignment of the Assets affected thereby to Buyer to be void or (2) the termination of a Lease under the express terms thereof or (B) a Consent requested by Seller is denied in writing, then, in each case, the Asset (or portion thereof) affected by such un-obtained Consent shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) so excluded.  In the event that a Consent (with respect to an Asset excluded pursuant to this Section 11.4(b)(i)) that was not obtained prior to Closing is obtained within sixty (60) days following Closing, then, within ten (10) days after such Consent is obtained (x) Buyer shall purchase the Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent and pay to Seller the amount by which the Purchase Price was reduced at Closing with respect to the Asset (or portion thereof) so excluded, subject to any adjustments as a result of any Title Defect asserted by Buyer in accordance with Section 11.2 and (y) Seller shall assign to Buyer the Asset (or portion thereof) so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment.  Notwithstanding the foregoing, if Seller fails to obtain a Consent set forth in Schedule 4.4 with respect to the assignment of any Firm Transportation Agreement prior to Closing, then Seller or Buyer shall have the right to terminate this Agreement.

(ii)           If Seller fails to obtain a Consent set forth in Schedule 4.4 prior to Closing (A) and the failure to obtain such Consent would not cause (1) the assignment of the Asset (or portion thereof) affected thereby to Buyer to be void or (2) the termination of a Lease under the express terms thereof and (B) such Consent requested by Seller is not denied in writing by the holder thereof, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such Consent.

(iii)          Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all required Consents; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent.  Subject to the foregoing, Buyer hereby agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holders of such Consents in order to facilitate the process of obtaining such Consents.

ARTICLE XII
ENVIRONMENTAL MATTERS

12.1        Notice of Environmental Defects.

(a)           Environmental Defects Notice.  Buyer must deliver, at or prior to the Defect Claim Date, claim notices to Seller meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 12.1.  For all purposes of this Agreement, but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 4.14, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Seller on or before the Defect Claim Date.  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Condition (including the applicable Environmental Law violated or implicated thereby) and the Assets affected by such alleged Environmental Condition, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Condition, (iii) if available, supporting documents reasonably necessary for Seller to verify the existence of such alleged Environmental Condition, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect.  Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the alleged Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.  Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before Closing.

(b)           Remedies for Environmental Defects.  Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:

(i)            subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount;

(ii)           retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets; or

(iii)          if applicable, terminate this Agreement pursuant to Section 14.1(c).

If Seller elects the option set forth in clause (i) above, and Closing occurs, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder.  If Seller elects to remediate any Environmental condition prior to Closing, Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake.  Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or (B) upon receipt of a certificate from a licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with existing Laws. In the event Seller fails to complete such Remediation prior to Closing, Seller shall have the continuing option up to the date of Closing to elect the option set forth in clause (i) or clause (ii) above as to the Asset subject such Environmental Defect and the Parties shall proceed with the Closing.

(c)           Exclusive Remedy.  Except for Buyer’s remedy for a breach of Seller’s representation contained in Section 4.14 and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect with respect to any Asset or other environmental matter.

(d)           Environmental Deductibles.  Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $50,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate of all Remediation Amounts that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Seller), plus (2) the aggregate of all Title Defect Amounts that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Seller), net of all Title Benefit

Amounts that exceed the Individual Title Defect Threshold, exceeds (B) the Aggregate Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other applicable remedies available hereunder, but only with respect to the aggregate amount of such Remediation Amounts and such Title Defect Amounts (net of such Title Benefits) in excess of the Aggregate Deductible.  For the avoidance of doubt, if Seller retains any Assets pursuant to Section 12.1(b)(ii), the Remediation Amounts relating to such retained Assets will not be counted towards the Aggregate Deductible.

(e)           Environmental Dispute Resolution.  Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing.  If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e).  There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within fifteen (15) days after the Closing Date, and absent such agreement, by the Denver, Colorado office of the American Arbitration Association (the “Environmental Arbitrator”).  The arbitration proceeding shall be held in Denver, Colorado and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 12.1.  The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case.  Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator.  To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.5 or Section 3.6, then the amounts awarded by the Environmental Arbitrator shall be disbursed in accordance with Section 3.11.  Nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 12.1(e), and to the extent any adjustments are not agreed upon by the Parties as of Closing, the Purchase Price shall be adjusted therefor at Closing in accordance with Section 3.11, and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.6 or this Section 12.1(e).

12.2        NORM, Wastes and Other Substances.  Buyer acknowledges that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances.  NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1        Assumption by Buyer.  Without limiting Buyer’s rights to indemnity under this Article XIII, or to adjustments to the Purchase Price pursuant to Article III, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, at or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay Working Interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)(viii)), (c) Decommission the Assets (the “Decommissioning Obligations”), (d) clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, and (e) perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by Law (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities to the extent that they are (the following being “Retained Obligations”):

(i)            attributable to or arise out of the ownership, use or operation of the Excluded Assets;

(ii)           attributable to or arise out of the actions, litigation, suits or other proceedings set forth in Schedule 13.1(a) (as such may be amended or supplemented in accordance with Section 6.8);

(iii)          attributable to or arise out of the environmental matters set forth in Schedule 13.1(b);

(iv)          for Taxes to the extent allocated to Seller as provided in Section 15.2;

(v)           in respect of claims for bodily injury arising out of any incident(s) or occurrence(s) prior to the Effective Time;

(vi)          for fines or penalties arising from violations of Environmental Law(s) by Seller that occurred prior to Closing in respect of the Assets;

(vii)         ERISA Liabilities; or

(viii)        attributable to any contamination or condition that is the result of any off-site disposal of any Hazardous Substances prior to Closing.

13.2        Indemnities of Antero Piceance and Antero Pipeline.  Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8, Antero Piceance and Antero Pipeline shall, jointly and severally, be responsible for, shall pay on a current basis and hereby defend, indemnify, hold harmless and forever release Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)           any breach by Seller of any of its representations or warranties contained in Article IV or any other Transaction Document, subject to the terms and conditions of such Transaction Documents;

(b)           any breach by Seller of any of its covenants or agreements under this Agreement or any other Transaction Document, subject to the terms and conditions of such Transaction Documents; or

(c)           any Retained Obligations.

13.3        Indemnities of Buyer.  Effective as of Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis, and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with:

(a)           any breach by Buyer of any of its representations or warranties contained in Article V or any other Transaction Document, subject to the terms and conditions of such Transaction Documents;

(b)           any breach by Buyer of any of its covenants or agreements under this Agreement or any other Transaction Document, subject to the terms and conditions of such Transaction Documents; or

(c)           the Assumed Obligations.

13.4        Limitation on Liability.

(a)           Seller shall not have any liability for any indemnification under Section 13.2(a) with respect to any representations or warranties of Seller other than those set forth in

Sections 4.1, 4.2, 4.3, 4.6, 4.15, 4.16, the reaffirmation of such representations and warranties set forth in the certificate delivered at Closing under Section 9.3(i) and Seller’s special warranty of title set forth in the Assignment and the Deed (collectively the “Fundamental Representations”) (i) for any individual Liability unless the amount with respect to such Liability exceeds $75,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer exceeds one and one-quarter percent (1.25%) of the Purchase Price, and then only to the extent such Liabilities exceed one and one-quarter percent (1.25%) of the Purchase Price; provided that the indemnities in Section 13.2(a) with respect to the Fundamental Representations, the indemnities in Section 13.2(b) and Section 13.2(c), and the adjustments to the Purchase Price under Section 3.3, Section 3.5, Section 3.6, Section 3.7 or Section 3.9 and any payments in respect thereof shall not be limited by this Section 13.4(a).

(b)           Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of twelve and one-half percent (12.5%) of the Purchase Price; provided that the indemnities in Section 13.2(a) with respect to Fundamental Representations, the indemnities in Section 13.2(b) and Section 13.2(c), and the adjustments to the Purchase Price under Section 3.3, Section 3.5, Section 3.6, Section 3.7 or Section 3.9 and any payments in respect thereof shall not be limited by this Section 13.4(b).

(c)           Notwithstanding anything herein or in any Transaction Document to the contrary, the obligations and rights of the Parties hereunder, and the Losses for which any Indemnified Party is obligated to indemnify or entitled to indemnity under Section 13.2(a) or Section 13.3(a) shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality, Material Adverse Effect or material adverse effect set forth in any representation or warranty.

13.5        Express Negligence.  THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

13.6        Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 3.6, Section 3.7, Section 3.9, Section 3.10, Section 6.5, Section 10.1(c), Section 11.1, Section 13.2, Section 13.3 and Section 15.2, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated hereby, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement; provided that, nothing herein shall be deemed a waiver of either Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Party.  Except as specified in Section 3.6, Section 3.7, Section 3.9, Section 3.10, Section 13.2, Section 13.3 and Section 15.2, effective as of Closing, each Party, on its own behalf and on behalf of the Buyer Indemnified

Parties and Seller Indemnified Parties, as applicable, hereby releases, remises and forever discharges the other Party and its Affiliates and all such Persons’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, might now or subsequently may have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership, use or operation of any of the Assets prior to Closing or the condition, quality, status or nature of any of the Assets prior to Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under insurance maintained by such Party or any of its Affiliates (except as provided in Section 11.3(b)); provided that, nothing herein shall be deemed a waiver of either Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Party.

13.7        Indemnification Procedures.  All claims for indemnification under Section 6.5, Section 10.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a)           For purposes of Section 6.5, Section 10.1(c) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 6.5, Section 10.1(c) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 6.5, Section 10.1(c) or this Article XIII.

(b)           To make claim for indemnification under Section 6.5, Section 10.1(c), Section 13.2 and Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Third Party Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.5, Section 10.1(c), Section 13.2 and Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Third Party Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)           In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)           If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure to respond such notice by the Indemnified Party shall be deemed to be an election under subsection (i) above.

(f)            In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8        Survival.

(a)           The representations and warranties of the Parties in Article IV, Article V (other than the Fundamental Representations and the representations and warranties in Sections

5.1, 5.2, 5.8, 5.9 and 5.10), and the covenants and agreements of the Parties in Sections 6.1 and 9.4, shall survive Closing until the expiration of the Survival Period. Subject to the foregoing and Section 13.8(b), the remainder of this Agreement (including the Fundamental Representations and the representations and warranties in Sections 5.1, 5.2, 5.8, 5.9 and 5.10) shall survive Closing without time limit; provided, however, the Fundamental Representations constituting Seller’s special warranty of title set forth in the Assignment and the Deed shall survive Closing until the expiration of the Survival Period.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)           The indemnities in Section 13.2(a), Section 13.2(b), Section 13.3(a) and Section 13.3(b) shall terminate as of the expiration date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such expiration date.  Seller’s indemnity in Section 13.2(c) shall survive without time limit and Buyer’s indemnities in Section 6.5, Section 10.1(c) and in Section 13.3(c) shall survive Closing without time limit.

(c)           Investigation and Knowledge.

(i)            Except as expressly set forth in this Section 13.8(c)(ii) and in Section 6.8, (A) the representations and warranties of each of the Parties set forth in this Agreement, subject to the express exceptions thereto, shall not be affected by any information furnished to, or any investigation or audit conducted before or after the date hereof or the Closing Date by, any of the Parties or their respective representatives in connection with the transactions contemplated hereby, (B) in order to preserve the benefit of the bargain otherwise represented by this Agreement, each Party shall be entitled to rely upon the representations, warranties, covenants and agreements of the other Party set forth herein notwithstanding any investigation or audit conducted or any knowledge acquired (or capable of being acquired) before or after the Closing Date or the decision of any Party to complete the Closing and (C) the right to indemnification or other remedy based on any of the representations, warranties, covenants or agreements in this Agreement shall not be affected by any investigation or audit conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement.

(ii)           Prior to Closing, each Party shall have the right, but not the obligation, to finally and irrevocably admit and stipulate in a written notice (each a “Breach Admission”) that any breaches of such Party’s representations or warranties set forth herein, individually or in the aggregate, constitute a failure of the condition to the obligation of the other Party to Closing set forth in Section 7.1 or Section 8.1, as applicable. Each Breach Admission, in order to be valid and effective, shall be in writing and received by the other Party prior to Closing and to set forth and identify with specificity any applicable representations and warranties, together with reasonable factual descriptions and supporting documentation, that such Party unconditionally and irrevocably admits, stipulates and agrees are in breach or inaccurate where such breaches and inaccuracies, individually or in the aggregate, constitute a failure of the condition to the obligation of the other Party to Closing set forth in Section 7.1 or Section 8.1, as applicable. If a Party that receives a Breach Admission prior to Closing elects to consummate the Closing and waives the failure to satisfy such Party’s condition to Close set forth in Section 7.1 or Section 8.1, as applicable, then such waiving Party shall be deemed, as of Closing, to have waived and releases, and such waiving Party shall have no further rights or remedies under this Article XIII with respect to such breaches of the other Party’s representations, warranties and covenants subject to and described in any such Breach Admission.  The denial or failure of a Party to deliver a valid Breach Admission with respect to any and all alleged breaches of such Party’s representations and warranties set forth herein shall (A) be deemed to be a denial that any such breaches, individually or in the aggregate, result in the failure to satisfy the other Party’s condition to Closing set forth in Section 7.1 or Section 8.1, as applicable, as applicable, and (B) All Parties (including all Indemnified Parties) shall have all rights and remedies available under this Article XIII with respect to all such breaches (or alleged breaches) of such Party’s representations and warranties.

(iii)          In no event shall any Party receiving a Breach Admission be deemed to have waived any right to dispute or challenge whether such Party’s condition to Closing set forth in Section 7.1 or Section 8.1, as applicable, has or has not been satisfied as a result of the alleged breaches set forth in any or all Breach Admissions, notwithstanding any actual or deemed Breach Admission, admission, stipulation or denial by the other Party, unless the receiving Party elects to consummate the Closing, in which case such Party waives its rights with respect to the alleged breaches set forth in a sending Party’s Breach Admission.

13.9        Waiver of Right to Rescission.  Seller and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement; provided that, nothing herein shall be deemed a waiver of either Party’s right to seek injunctive relief or to compel specific performance of any covenant or obligation of the other Party.  As the payment of money shall be adequate compensation, following Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10      Insurance, Taxes.  The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding (a) Tax benefit created or generated by the incurrence of the Liability or (b) insurance proceeds, from insurance policies carried by a party realized, or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.

13.11      Non-Compensatory Damages.  None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with this

Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

13.12      Cooperation by Buyer — Retained Litigation and Environmental Matters.  Buyer agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims set forth in Schedule 13.1(a) and the environmental matters set forth in Schedule 13.1(b).  Buyer agrees to make available Buyer’s employees engaged in the operation of the Assets for the purposes of providing testimony, depositions, information and other related activities relating to such litigation, claims and matters.

13.13      Disclaimer of Application of Anti-Indemnity Statutes.  The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES

14.1        Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)           by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Buyer’s receipt of written notice thereof from Seller;

(b)           by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remains unsatisfied for a period of ten (10) Business Days after Seller’s receipt of written notice thereof from Buyer;

(c)           by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Closing Date;

(d)           by Seller or Buyer, at their respective options, in accordance with Section 11.4(b)(i); or

(e)           by Seller or Buyer if Closing shall not have occurred on or before January 31, 2013;

(f)            by Buyer if with respect to any Interim Litigation Seller elects in writing to give Buyer the option to terminate this Agreement prior to Closing under Section 6.8;

(g)           by Seller if Buyer has not deposited the Deposit in accordance with Section 3.2 within one day following the execution of this Agreement;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (e) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

14.2        Effect of Termination; Remedies.

(a)           If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except as provided in this Section 14.2 and except for the provisions of Sections 1.1, 10.1(c) through (f), 10.2, 10.3, 13.11, this Section 14.2, Section 14.3 and Article XV (other than Sections 15.2(b), 15.7 and 15.8) and such of the defined terms set forth on Annex I to give context to such sections, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.

(b)           If (i) Seller has the right to terminate this Agreement pursuant to Section 14.1(a) and (ii) the Closing has not occurred solely as a result of the failure to satisfy the conditions to Closings of Seller set forth in Section 8.1 or Section 8.2 arising from or attributable to any Willful Breaches of Buyer and (iii) all conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing) have been satisfied, then, in such event, Seller shall have the option to (A) receive for its own account the Deposit as liquidated damages and Seller’s retention of the Deposit shall constitute liquidated damages hereunder, which remedy shall be the sole and exclusive remedy available to each Seller for any such Willful Breach or (B) be entitled to all rights and remedies available at law or in equity for all such Willful Breaches, including the right to specific performance and injunctive relief.  Seller shall elect its option in writing no later than ten (10) Business Days after the termination date of this Agreement; provided, however, if Seller fails to make such written election Seller shall be deemed to have elected the option under Section 14.2(b)(A) to receive the Deposit.  Seller and Buyer acknowledge and agree that if Seller exercises the option under Section 14.2(b)(A) to receive the Deposit, then (1) each Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (2) the Deposit is a fair and reasonable estimate by the Parties of such actual damages of the Seller and (3) such liquidated damages do not constitute a penalty.

(c)           If (i) Buyer has the right to terminate this Agreement pursuant to Section 14.1(b) and (ii) the Closing has not occurred solely as a result of (A) the failure to satisfy the conditions to Closings of Buyer set forth in Section 7.1 or Section 7.2 arising from or attributable to any Willful Breaches of Seller and (iii) all conditions precedent to the obligations of Seller set forth in Article VIII (other than those actions or deliveries to occur at Closing) have been satisfied, then, in such event, Buyer shall be entitled to all rights and remedies available at law or in equity for all such Willful Breaches, including the right to specific performance and injunctive relief.

(d)           In the event that this Agreement is terminated under Section 14.1 and Seller is not entitled to, or does not elect to, retain the Deposit under Section 14.2(b), Buyer shall be entitled to receive the entirety of the Deposit for the account of Buyer.

(e)           Promptly, but in no event later than six (6) Business Days after the termination date of this Agreement, the Parties shall execute and deliver to the Escrow Agent written instructions instructing the Escrow Agent to disburse via wire transfer of immediately available funds the entirety of the Deposit to the applicable Party entitled to receive the Deposit as provided in this Section 14.2.

14.3        Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Seller in writing.

ARTICLE XV
MISCELLANEOUS

15.1        Appendices, Exhibits and Schedules.  All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

15.2        Expenses and Taxes.

(a)           Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs and expenses.  All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer.

(b)           Seller shall retain responsibility for, and shall bear and pay, all federal income Taxes and state income Taxes (including any applicable interest or penalties) incurred or imposed with respect to (i) the transactions described in this Agreement or (ii) the ownership of the Assets, the production of Hydrocarbons, or the receipt of proceeds therefrom for all periods prior to the Closing Date.

(c)           Buyer shall assume responsibility for, and shall bear and pay, all sales, use, transfer, stamp, documentary or similar Taxes (“Transfer Taxes”) incurred or imposed with respect to the transactions described in this Agreement.

(d)           Except to the extent otherwise reflected in the computation of the Adjusted Purchase Price pursuant to Section 3.3 (other than Section 3.3(a)(iv) or Section 3.3(b)(v)), (i) Seller shall retain responsibility for, and shall bear and pay, all Asset Taxes for any period or portion thereof prior to the Effective Time, and (ii) Buyer shall be responsible for, and shall bear and pay, all Asset Taxes for any period or portion thereof beginning at or after the Effective Time.  For purposes of this Agreement, (1) the foregoing proration of ad valorem and property Asset Taxes shall be accomplished at Closing based on the ratio of the number of days in the year prior to (for Seller) and at and after (for Buyer) the Effective Time to the total number of days in the year as applied to the amount of ad valorem and property Taxes for the most recent year for which the amount of such Taxes can be finally determined at Closing, and (2) the foregoing proration of Asset Taxes imposed on a transactional basis, such as production, severance or sales taxes shall be deemed equal to the amount that would be payable if the tax year or period ended immediately prior to the Effective Time based on the actual production records for the period of time prior to the Effective Time and the period of time from and after the Effective Time.  Buyer shall be responsible for delivering payment to the Taxing Authorities of all ad valorem and property Taxes for the current year not paid by Seller as of the Closing Date.

15.3        Assignment.  This Agreement may not be assigned by Buyer without prior written consent of Seller.  In the event Seller consents to any such assignment, such assignment shall not relieve Buyer of any obligations and responsibilities hereunder.  Notwithstanding the foregoing, Buyer may assign all of its interest under this Agreement to an Affiliate of Buyer without Seller’s consent; provided that Buyer remains and is liable for all of its obligations and the obligations of such Affiliate under this Agreement.  Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.

15.4        Preparation of Agreement.  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5        Publicity.  Seller and Buyer shall promptly consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to Closing concerning this Agreement or the transactions contemplated herein, and, except as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other public or private announcement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

15.6        Notices.  All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by electronic facsimile transmission (such as email) or (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Seller:

Antero Resources Piceance LLC or Antero Resources Pipeline LLC

1625 17th Street

Denver, Colorado 80202

Attention:              Alvyn A. Schopp

Fax:  (303) 357-7315

email: aschopp@anteroresources.com

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention:              John B. Connally

Fax:  (713) 615-5333

email: jconnally@velaw.com

If to Buyer:

Ursa Resources Group II LLC

602 Sawyer St., Suite 710

Houston, Texas 77007

Attention:              Matthew B. Steele

Fax:  (713) 456-3020
email: msteele@ursaresources.com

With a copy to (which shall not constitute notice):

Bracewell & Giuliani L.L.P.

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention:              William D. Gutermuth

Fax:  (713) 615-5333
email: Bill.Gutermuth@bgllp.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day).  The Parties may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6.

15.7        Further Cooperation.  After Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto, and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.

15.8        Filings, Notices and Certain Governmental Approvals.  Promptly after Closing Buyer shall (a) record all assignments executed at Closing in the records of the applicable Governmental Authority (including any federal or state agencies, if applicable), (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing.  Buyer obligates itself to use commercially reasonable efforts to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

15.9        Entire Agreement; Conflicts.  THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10      Parties in Interest.  The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this

Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).

15.11      Amendment.  This Agreement may be amended only by an instrument in writing executed by the Parties against whom enforcement is sought.

15.12      Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of Seller or Buyer or their respective officers, employees, agents, or representatives and no failure by Seller or Buyer to exercise any of its rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of Seller and Buyer under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13      Governing Law; Jurisdiction.

(a)           This Agreement and any claim, controversy or dispute arising under or related to this Agreement or the transactions contemplated hereby or the rights, duties and relationship of the parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might refer construction of provisions to the Laws of another jurisdiction.

(b)           The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)           To the extent that any Party or any of its Affiliates has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.13(b).

(d)           THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.14      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15      Removal of Name.  As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate the names “Antero Piceance,” “Antero Pipeline,” “Antero” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

15.16      Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, Antero Piceance, Antero Pipeline and Buyer have executed this Agreement as of the date first written above.

SELLER:

ANTERO RESOURCES PICEANCE LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Vice President Accounting and Administration

ANTERO RESOURCES PIPELINE LLC

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Vice President Accounting and Administration

BUYER:

URSA RESOURCES GROUP II LLC

By:	/s/ Stephen Skinner
Name:	Stephen Skinner
Title:	Chief Operating Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

APPENDIX I
DEFINED TERMS

“Accounting Arbitrator” shall have the meaning set forth in Section 3.7.

“Acquisition Transaction” shall have the meaning set forth in Section 6.9.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.1.

“AFEs” shall have the meaning set forth in Section 4.13.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.  The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Deductible” shall mean one and one-half percent (1.5%) of the Purchase Price.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.8.

“Antero Piceance” shall have the meaning set forth in the introductory paragraph herein.

“Antero Pipeline” shall have the meaning set forth in the introductory paragraph herein.

“Applicable Contracts” shall mean all Contracts to which Seller is a party or is bound relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: (a) confidentiality agreements; (b) farm-in and farm-out agreements; (c) bottom hole agreements; (d) crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; (e) hydrocarbon storage agreements; (f) acreage contribution agreements; (g) operating agreements; (h) balancing agreements; (i) pooling declarations or agreements; (j) unitization agreements; (k) processing agreements; (l) saltwater disposal agreements; (m) facilities or equipment leases; (n) crossing agreements; (o) letters of no objection; and (p) other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Assets” shall have the meaning set forth in Section 2.1.

“Asset Tax” shall mean any state or local personal or real ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon operation or ownership of the Assets or the production of Hydrocarbons from the Assets or the receipt of proceeds therefrom (but excluding any income, franchise, employment, labor, unemployment or similar Taxes and excluding any Transfer Taxes).

Appendix I-1

“Assignment” shall mean the Assignments and Bills of Sale from Seller to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit B-1 and Exhibit B-2.

“Assumed Obligations” shall have the meaning set forth in Section 13.1.

“Breach Admission” shall have the meaning set forth in Section 13.8(c)(i).

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other burdens upon, measured by or payable out of production.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Denver, Colorado and Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement among Antero Piceance, Antero Pipeline and Buyer, dated as of August 24, 2012.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any written license agreement, purchase order, binding bid, commitment, farm-in and farm-out agreements, participation, exploration and development agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements, operating agreements, balancing agreements, unitization agreements, processing agreements, facilities or equipment leases, and other similar Contracts, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure Period” shall have the meaning set forth in Section 11.2(c).

Appendix I-2

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements with regard to well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

“Decommissioning Obligations” shall have the meaning set forth in Section 13.1.

“Defect Claim Date” shall have the meaning set forth in Section 11.2(a).

“Defensible Title” shall mean such record and beneficial title of Seller with respect to the Assets that, as of the Effective Time and the Closing Date and subject to Permitted Encumbrances:

(a)           with respect to each Well shown in Exhibit A-2:

(i)            entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit A-2 for such Well throughout the productive life of such Well, except for (i) decreases in connection with those operations in which Seller or its assigns may from and after the date of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth in Exhibit A-2;

(ii)           obligates Seller to bear not more than the Working Interest set forth in Exhibit A-2 for such Well through the Decommission of such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Well, and (iii) as otherwise set forth in Exhibit A-2;

(b)           with respect to each Lease in Exhibit A-1 (except to the extent such Lease is associated with a Well and therefore subject to clause (a) above):

(i)            entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit A-1 for such Lease throughout its duration, except for (i) decreases in connection with those operations in which Seller or its assigns may from and after the date of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other

Appendix I-3

Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth in Exhibit A-1;

(ii)           obligates Seller to bear not more than the Working Interest set forth in Exhibit A-1 for such Lease throughout its duration, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate increase in Seller’s Net Revenue Interest in such Lease, and (iii) as otherwise set forth in Exhibit A-2;

(iii)          entitles Seller to receive not less than the Net Mineral Acres set forth in Exhibit A-1 for such Lease (or portion thereof) throughout its duration, except for (i) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, and (ii) as otherwise set forth in Exhibit A-1;

(c)           with respect to Assets other than the Leases or Wells, is defensible; and

(d)           is free and clear of all Encumbrances, other than Permitted Encumbrances.

“Deposit” shall have the meaning set forth in Section 3.2.

“Disputed Closing Adjustments” shall have the meaning set forth in Section 3.11.

“Disputed Adjustment Amount” shall have the meaning set forth in Section 3.11.

“Dispute Notice” shall have the meaning set forth in Section 3.6.

“Effective Time” shall mean 7:00 a.m. (Central Time) on October 1, 2012.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge or similar encumbrance.

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).

“Environmental Condition” shall mean (a) a condition existing on the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset (or Seller with respect to an Asset) not to be in compliance with any Environmental Law, (b) the existence as of the date of this Agreement with respect to the Assets or their operation thereof of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws or (c) failure or refusal by Seller or any other operator to grant Buyer authorization to conduct any test drilling, sampling or other invasive on-site testing for any other Environmental Condition if such testing is required to assess such Environmental Condition as reasonably demonstrated by evidence provided by Buyer to Seller.

“Environmental Defect” shall mean an Environmental Condition with respect to an Asset that is not set forth in Schedule 4.14.

Appendix I-4

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all applicable Laws in effect as of the date of this Agreement, including common Law, relating to the protection of the public health, welfare and the environment, including, those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.  The term “Environmental Laws” shall also include all amendments to any of the foregoing that are adopted prior to the date of this Agreement, but shall not include any Law not in effect as of the date of this Agreement.

“Environmental Liabilities” shall mean any and all Liabilities, environmental response costs (including costs of clean-up, remediation, investigation and monitoring), damages, natural resource damages, costs and expenses (including any remedial, removal, response, abatement, clean-up, investigation, rights to contribution under CERCLA), breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under any contracts, monitoring costs, settlements, consulting fees, expenses, penalties, fines, orphan’s share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities arising out of, incurred, imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of non-compliance with or any violation of, or Remediation obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Effective Time or (b) pursuant to any Liability, suit, investigation or other proceeding by a Governmental Body or any other Person for and damages, personal injury, property damage, damage to natural resources, remediation, investigation, monitoring, response or compliance costs to the extent arising out of any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Closing Date.

“ERISA Liability” shall mean any obligation, Liability or claim attributable to or arising out of (a) Seller’s or its Affiliate’s employment relationship with the employees of Seller or its Affiliates prior to Closing, (b) Seller’s or its Affiliates employee benefit plans applicable to such employees, and (c) Seller’s or its Affiliates responsibilities under the Employee Retirement Income Security Act of 1974, as amended, applicable to such employees.

“Escrow Agent” shall mean Wells Fargo Bank, National Association, a national banking association.

“Escrow Agreement” shall mean that certain agreement executed as the date hereof by and among the Parties and the Escrow Agent.

“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables and all other proceeds, income or revenues attributable to the Assets and attributable to any period of time prior to the

Appendix I-5

Effective Time, except to the extent there has been an upward adjustment to the Purchase Price for any of such items; (c) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds), except to the extent related to any of the Assumed Obligations; (d) subject to Section 11.3 and except to the extent related to any of the Assumed Obligations, all rights and interests of Seller (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time, except to the extent there has been an upward adjustment to the Purchase Price for such Hydrocarbons; (f) all claims of Seller for refunds of, rights to receive funds from any Governmental Authority or loss carry forwards with respect to (i) Asset Taxes attributable to any period prior to the Effective Time, (ii) income or franchise Taxes or (iii) any Taxes attributable to the other Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege (other than title opinions, title abstracts or other chain-of-title materials); (j) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties; (k) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the other Excluded Assets, except for any Imbalances or any other Assumed Obligations assumed by Buyer; (l) documents prepared or received by Seller with respect to (i) lists of prospective purchasers of the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its respective representatives, and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (m) any offices, office leases and any personal property located in or on such offices or office leases, other than temporary offices buildings and their contents located on the Leases or Lands; (n) any leases and other assets specifically listed in Exhibit D; (o) any debt instruments; (p) any Hedges; (q) all funds held in suspense for which there has been a downward adjustment to the Purchase Price; (r) the Regulski Properties Surface Interest; and (s) any assets described in Section 2.1(d), Section 2.1(e) or Section 2.1(h) that are not assignable.

“Final Price” shall have the meaning set forth in Section 3.5.

“Final Settlement Statement” shall have the meaning set forth in Section 3.5.

“Firm Transportation Agreements” shall have the meaning set forth in Section 2.1(d).

“Fundamental Representations” shall have the meaning set forth in Section 13.4(a).

“GAAP” shall mean generally accepted accounting principles in the United States as in effect on the date hereof.

Appendix I-6

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or Taxing Authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Guarantees” shall have the meaning set forth in Section 6.5.

“Hazardous Substances” shall mean any pollutants, contaminants, toxins or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.

“Hedges” shall mean any swap, forward, future or derivative transactions or options or other similar Contracts to which Seller is a party.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(d).

“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(j).

“Interim Litigation” shall have the meaning set forth in Section 3.11.

“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Knowledge” shall mean (a) with respect to Seller, the actual knowledge (without investigation) of the following Persons:  Alvyn Schopp, Kevin Kilstrom, Mark Mauz, Gerald Alberts, William Pierini and Brian Kuhn; and (b) shall mean with respect to Buyer, the actual knowledge (without investigation) of the following Persons:  Matt Steele, Don Simpson and Steve Skinner.

“Lands” shall have the meaning set forth in Section 2.1(a).

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

Appendix I-7

“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.

“Material Adverse Effect” shall mean one or more events, circumstances, effects, changes or occurrences that, individually or in the aggregate, would be reasonably likely to result in (i) a material adverse effect on the condition (financial or otherwise), use ownership, operation or value of the Assets which, when taken as a whole and as currently operated as of the date of this Agreement, results in a reduction in the value of the Assets of at least ten percent (10%) of the Purchase Price or (ii) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from:  (a) any permitted action or omission of Seller taken in accordance with Section 6.1; (b) changes in general market, economic, financial, regulatory or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including hurricanes, storms or other naturally occurring events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (g) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (h) any reclassification or recalculation of reserves by Buyer; (i) changes in the prices of Hydrocarbons; (j) a change in Laws and any interpretations thereof from and after the date of this Agreement; provided further, however, that in the case of clauses (b), (c), (d), (f) or (j) above that such occurrence does not disproportionately affect Seller or the Assets in any material respect.

“Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Net Mineral Acre” shall mean, for each Lease or Lands (or portion thereof) not included in or allocated a Well or Unit, (i) the number of surface acres of land covered by each such Asset, multiplied by (ii) the total of lessor’s and non-executive mineral interest holder’s undivided mineral interest in oil and gas covered or burdened by such lease in such surface lands, multiplied by (iii) Seller’s Working Interest in such lease insofar as it covers such lands; provided that if items (ii) or (iii) vary as to different areas, tracts or parcels covered by such lease, a separate calculation shall be done for each such area with respect to any tract of land.

“Net Revenue Interest” shall mean, with respect to any Well or Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease after giving effect to all Burdens.

“NORM” shall mean naturally occurring radioactive material.

“Operating Expenses” shall have the meaning set forth in Section 2.3.

Appendix I-8

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Permitted Encumbrances” shall mean:

(a)           the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens does not operate to reduce the Net Revenue Interest of Seller with respect to any Well or Lease to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Well and Exhibit A-1 for such Lease, and does not obligate Seller to bear a Working Interest with respect to any Well or Lease in any amount greater than the Working Interest set forth in Exhibit A-2 for such Well and Exhibit A-1 for such Lease (unless the Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Exhibit A-1 and Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest);

(b)           liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and if so contested, are identified on Schedule A-1;

(c)           conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(d)           such Title Defects as Buyer may have waived (or deemed to be waived);

(e)           all applicable Laws and all rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(f)            rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;

(g)           easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;

(h)           vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary

Appendix I-9

course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Seller, and if so contested, are identified on Schedule A-1;

(i)            liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller, and if so contested, are identified on Schedule A-1;

(j)            any Encumbrance affecting the Assets that is expressly assumed, bonded or paid by Buyer at or prior to Closing or that is discharged by Seller at or prior to Closing;

(k)           any lien, mortgage and other Encumbrance incurred by a lessor in connection with borrowed monies that is not subject to a foreclosure action;

(l)            any matters referenced and set forth in Exhibit A, Exhibit A-1 or Exhibit A-2 and all litigation set forth in Schedule 4.7; and

(m)          the Leases and all other Encumbrances, Contracts (including the Applicable Contracts), instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate do not adversely affect the operation, use or development of any of the Assets, do not reduce the Net Revenue Interest of Seller with respect to any Well or Lease to an amount less than the Net Revenue Interest set forth in Exhibit A-2 for such Well and Exhibit A-1 for such Lease, and do not obligate Seller to bear a Working Interest with respect to a currently producing formation in any Well or in any Lease in any amount greater than the Working Interest set forth in Exhibit A-2 for such Well and Exhibit A-1 for such Lease (unless the Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth in Exhibit A-1 and Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(f).

“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.

“Preferential Purchase Right” shall have the meaning set forth in Section 4.10.

Appendix I-10

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.6.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(h).

“Regulski Properties Surface Interest” shall mean all of Seller’s right, title and interest in the surface estate conveyed by Special Warranty Deed recorded at Reception No. 808466 on September 26, 2011, in Garfield County, Colorado.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct, cure, remove such Environmental Condition.

“Remediation Amount” shall mean, with respect to an Environmental Condition, the sum (without duplication) of (a) estimated amount of all reasonable costs and expenses to be incurred in the Remediation of such Environmental Condition plus (b) all other Environmental Liabilities reasonably attributable to claims asserted prior to the Defect Claim Date.

“Retained Obligations” shall have the meaning set forth in Section 13.1.

“Section 4.8 Updates” shall have the meaning set forth in Section 6.7.

“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Survival Period” shall mean the period of time commencing as of the Closing Date and ending at 5:00 p.m. Central Time on the twelve (12) month anniversary thereof.

“Tax” or “Taxes” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, license tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, environmental tax, inventory tax, occupancy tax, severance tax, withholding tax, payroll tax, employment tax, gift tax, estate tax or inheritance tax, wealth tax, other import or export duties), levy, assessment, tariff or impost (including any related fine, penalty or interest imposed with respect thereto), imposed by or on behalf of any Taxing Authority.

“Taxing Authority” shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Partnership” shall mean any arrangement that is treated as a partnership for federal, state or local income tax purposes for which there has not been made a valid election under Section 761(a) of the Code (or similar applicable provision) effective for the taxable period including the Closing Date.

Appendix I-11

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement or any officer or director of any Party or Affiliate of any Party.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Title Arbitrator” shall have the meaning set forth in Section 11.2(k).

“Title Benefit” shall mean any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of Seller in any Well or Lease above that shown for such Well or Lease in Exhibit A-1 or Exhibit A-2 to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest therein above that shown in Exhibit A-1 or Exhibit A-2, as applicable, or (b) to decrease the Working Interest of Seller in any Well or Lease below that shown for such Well or Lease in Exhibit A-1 or Exhibit A-2, as applicable, to the extent the same does not cause a decrease in Seller’s Net Revenue Interest therein below that shown in Exhibit A-1 or Exhibit A-2, as applicable.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(f).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title in and to any Well or Lease as of the Effective Time; provided that the following shall not be considered Title Defects:

(a)           defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s competing claim of title to the relevant Asset;

(b)           defects based on a gap in Seller’s chain of title in the applicable federal, state or county records, unless such gap is shown by affirmative evidence;

(c)           defects based solely on the failure to recite marital status in a document or omission of successors or heirship or estate proceedings;

(d)           any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with Section 6.1;

(e)           any Encumbrance (including mortgages) on the lands subject to the Leases, regardless of whether such Encumbrance has been subordinated to the applicable Lease provided such Encumbrances do not also attach to the Leases;

Appendix I-12

(f)            defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease is still in effect and results in another Person’s competing claim of title to the relevant Lease or Well;

(g)           defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment);

(h)           defects based solely on: (i) lack of information in Seller’s files; (ii) references to an unrecorded document(s) to which neither Seller or any Affiliate is a party, if such document is dated earlier than January 1, 1960 and is not in Seller’s files; or (iii) Tax assessment, Tax payment or similar records (or the absence of such activities or records);

(i)            defects or irregularities that would customarily be waived by a reasonable owner or operator of oil and gas properties;

(j)            defects based upon the exercise of any Preferential Purchase Rights or failure to obtain any Consent;

(k)           defects arising out of lack of survey, unless a survey is expressly required by applicable Laws; and

(l)            defects that have been cured by all applicable Laws of limitations or presumptions.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(h).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(c).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Units” shall have the meaning set forth in Section 2.1(c).

“Wells” shall have the meaning set forth in Section 2.1(b).

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares

Appendix I-13

of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.

“Willful Breach” shall mean, with respect to any Party, that such Party does one or more of the following:  (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or by taking an action prohibited) any material pre-Closing covenant applicable to such Party, (b) such Party intentionally misrepresents any of the matters covered by its representations and warranties under this Agreement as of the date hereof, or (c) such Party willfully and intentionally causes any of its representations and warranties under this Agreement to not be true and correct in all material respects as of the Closing Date.

“Working Interest” shall mean, with respect to any Well or Lease, the interest in and to all Hydrocarbons produced through such Well or underlying the lands covered by such Lease, as applicable, that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Hydrocarbons, but without regard to the effect of any Burdens.

Appendix I-14